Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media: Eric Boyriven/Alexandra Tramont
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2009 THIRD QUARTER

Melville, NY, July 2, 2009 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2009 third quarter ended May 30, 2009.

For the fiscal 2009 third quarter, net sales were $350.5 million, compared with $457.2 million in the third quarter of fiscal 2008.  Fiscal 2009 third quarter operating income was $45.2 million, or 12.9% of net sales, compared with $84.8 million, or 18.5% of net sales, in the prior year period. Net income for the fiscal 2009 third quarter was $27.8 million, compared with net income of $51.4 million in the third quarter of fiscal 2008. Diluted earnings per share in the fiscal 2009 third quarter were $0.44 (based on 62.6 million diluted shares outstanding), compared to $0.81 (based on 63.7 million diluted shares outstanding) in the third quarter of fiscal 2008.

Net sales for the first nine months of fiscal 2009 were $1.135 billion, compared with net sales of $1.331 billion in the first nine months of fiscal 2008.  For the first nine months of fiscal 2009, operating income was $162.9 million, or 14.3% of net sales, compared with $241.4 million, or 18.1% of net sales, in the first nine months of fiscal 2008.  Net income for the first nine months of fiscal 2009 was $99.1 million compared with $145.7 million in the prior year period.  Diluted earnings per share for the first nine months of fiscal 2009 were $1.59 (based on 62.5 million diluted shares outstanding), compared to $2.23 (based on 65.2 million diluted shares outstanding) a year ago.

“Our performance in the fiscal third quarter represents solid execution in the face of ongoing difficult market conditions,” said David Sandler, President and Chief Executive Officer. “During the quarter, we continued to provide our customers with industry-leading service levels and total cost reduction solutions, maintaining our focus on market share gains throughout the period.  We also realized significant benefits from the cost savings measures we have implemented, and executed on protecting our gross margins in what continued to be a highly competitive environment. As a result, we were able to achieve greater profitability than originally anticipated, and built on our already strong levels of free cash flow in the quarter. We continue to believe that the current environment creates a significant opportunity for us to invest in the growth of our business and position ourselves for the future. We used our strong cash flows to make prudent investments in our future growth, by adding to our sales team, improving our operational efficiency, further enhancing our service model, and expanding our geographic presence.  We believe that our investments through this cycle are widening the gap between MSC and its smaller competitors and that this period represents the greatest market share gain opportunity in our history.”

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2009 THIRD QUARTER RESULTS	Page - 2 -

“We are very pleased with our financial performance in the fiscal third quarter,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “By carefully controlling our costs, we were able to achieve margins that were above our expectations, despite the soft sales environment.  Our balance sheet and cash management continues to be outstanding. By successfully managing our working capital, we were able to convert over 300% of our net income into operating cash flow, exceeding third quarter 2008 levels and resulting in free cash flow (see Note 1) of $86.0 million.  Based on our strong balance sheet and liquidity position, we remain confident in our ability to strategically invest in our future and take advantage of growth opportunities as they arise.”

Mr. Sandler concluded, “While our performance in the fiscal third quarter was better than anticipated, visibility remains limited as we continue to operate in one of the most severe economic downturns  our industry has ever experienced. Feedback from our customers indicates that market conditions have remained weak without any expected near-term improvement. As a result, we are anticipating summer shutdowns that will be more prevalent and longer in duration than last year. Although these factors will likely impact sales in the coming months, we continue to believe that a larger proportion of customer business is being shifted to MSC, as our unmatched customer service, product offering, and value-added solutions make us a partner our customers can trust to support their supply chain needs.  Despite these challenging times, our business continues to perform well and we believe that the steps we are taking will position us for robust growth in revenues and earnings when our markets improve.”

For the fiscal 2009 fourth quarter, the Company currently expects net sales of between $336.0 million and $348.0 million, and expects diluted earnings per share to be between $0.33 and $0.37.  Expectations are based on MSC’s financial performance in the first several weeks of the fourth quarter of fiscal 2009.  The Company cautioned that its guidance should be viewed in the context of the unprecedented market conditions and the resulting variability in actual results versus expectations.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2009 third quarter, and to comment on current operations. The call may be accessed via the Internet in the Investor Relations section (under “About MSC”) of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through July 16, 2009.

Note 1 – Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment as shown on the Company’s condensed consolidated statements of cash flows.  Net cash provided by operating activities during the fiscal 2009 third quarter was $91.3 million.  Expenditures for property, plant and equipment during the fiscal 2009 third quarter were $5.3 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, debt repayment and repurchases of the Company’s stock.  Free cash flow is not a measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”), and may not be defined and calculated by other companies in the same manner.  Free cash flow should not be considered a substitute for “Operating income,” “Net income,” “Net cash flows provided by operating activities” or any other measure determined in accordance with GAAP.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2009 THIRD QUARTER RESULTS	Page - 3 -

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 590,000 industrial products from approximately 3,000 suppliers to approximately 350,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time. MSC reaches its customers through a combination of approximately 27 million direct-mail catalogs and CD-ROMs, 96 branch sales offices, 927 sales people, the Internet and associations with some of the world's most prominent B2B e-commerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about future expected net sales and diluted earnings per share, shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2009 THIRD QUARTER RESULTS	Page - 4 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets
(In thousands)
	May 30, 2009	August 30, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$208,192	$42,843
Accounts receivable, net of allowance for doubtful accounts	159,920	216,407
Inventories	261,083	320,434
Prepaid expenses and other current assets	15,867	19,185
Deferred income taxes	25,329	23,807
Total current assets	670,391	622,676

Property, plant and equipment, net	131,981	128,931
Goodwill	271,765	272,143
Identifiable intangibles, net	57,495	62,885
Other assets	8,107	16,091
Total assets	$1,139,739	$1,102,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$95,000	$91,000
Current maturities of long-term notes payable	51,416	43,726
Accounts payable	46,485	54,511
Accrued liabilities	50,697	61,364
Total current liabilities	243,598	250,601
Long-term notes payable	59,908	98,473
Deferred income tax liabilities	48,191	42,040
Total liabilities	351,697	391,114
Commitments and Contingencies
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	60	59
Class B common stock	18	18
Additional paid-in capital	447,474	431,330
Retained earnings	820,120	758,347
Accumulated other comprehensive loss	(2,216)	(676)
Class A treasury stock, at cost	(477,414)	(477,466)
Total shareholders’ equity	788,042	711,612
Total liabilities and shareholders’ equity	$1,139,739	$1,102,726

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2009 THIRD QUARTER RESULTS	Page - 5 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income
 (In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 30, 2009	May 31, 2008	May 30, 2009	May 31, 2008
Net sales	$350,489	$457,238	$1,135,421	$1,331,278

Cost of goods sold	189,470	246,793	606,529	715,205

Gross profit	161,019	210,445	528,892	616,073

Operating expenses	115,778	125,632	365,981	374,675

Income from operations	45,241	84,813	162,911	241,398

Other (Expense) Income:

Interest expense	(544)	(1,850)	(3,212)	(6,773)

Interest income	164	125	710	500

Other income (expense), net	65	(32)	44	44

Total other expense	(315)	(1,757)	(2,458)	(6,229)

Income before provision for income taxes	44,926	83,056	160,453	235,169

Provision for income taxes	17,171	31,671	61,325	89,458

Net income	$27,755	$51,385	$99,128	$145,711

Per Share Information:
Net income per common share:

Basic	$0.45	$0.82	$1.61	$2.27

Diluted	$0.44	$0.81	$1.59	$2.23

Weighted average shares used in computing net income per common share:
Basic	61,838	62,820	61,710	64,306

Diluted	62,553	63,709	62,506	65,201

Cash dividend declared per common share	$0.20	$0.18	$0.60	$0.54

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2009 THIRD QUARTER RESULTS	Page - 6 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	May 30, 2009	May 31, 2008
Cash Flows from Operating Activities:
Net income	$99,128	$145,711
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,075	20,445
Stock-based compensation	7,800	7,822
Loss on disposal of property, plant and equipment	—	3
Provision for doubtful accounts	3,574	2,360
Deferred income taxes	4,630	2,546
Excess tax benefits from stock-based compensation	(1,575)	(2,109)

Changes in operating assets and liabilities:
Accounts receivable	51,869	(12,797)
Inventories	58,389	(8,331)
Prepaid expenses and other current assets	3,232	2,171
Other assets	7,734	5,940
Accounts payable and accrued liabilities	(15,735)	(19,336)

Total adjustments	139,993	(1,286)

Net cash provided by operating activities	239,121	144,425

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(18,048)	(11,209)
Proceeds from sale of property, plant and equipment	448	—

Net cash used in investing activities	(17,600)	(11,209)

Cash Flows from Financing Activities:
Purchases of treasury stock	(1,200)	(120,444)
Payment of cash dividends	(37,355)	(35,019)
Excess tax benefits from stock-based compensation	1,575	2,109
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	2,096	2,075
Proceeds from exercise of Class A common stock options	5,761	4,579
Net proceeds under revolving loans from credit facility	4,000	35,000
Repayments of notes payable under the credit facility and other notes	(30,875)	(23,182)

Net cash used in financing activities	(55,998)	(134,882)

Effect of foreign exchange rate changes on cash and cash equivalents	(174)	(27)

Net increase (decrease) in cash and cash equivalents	165,349	(1,693)

Cash and cash equivalents – beginning of period	42,843	7,797

Cash and cash equivalents – end of period	$208,192	$6,104

Supplemental Disclosure of Cash Flow Information:

Cash paid for income taxes	$43,652	$82,416

Cash paid for interest	$3,685	$6,982

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